UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2020

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E 6th Street, Austin, Texas	78702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 954-5204

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	REZI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2020, Resideo Technologies, Inc. (the “Company”) announced the appointment of Jay Geldmacher as the Company’s President and Chief Executive Officer effective May 28, 2020. The Company’s Board of Directors also appointed Mr. Geldmacher a director effective May 28, 2020 for a term expiring at the Company’s 2022 annual meeting of stockholders. Mr. Geldmacher succeeds Michael Nefkens who is leaving the Company and resigning from the Company’s Board on May 27, 2020 pursuant to the terms of a previously announced transition arrangement.

Mr. Geldmacher, age 64, has served as president and CEO of Electro Rent, a leader in testing and technology solutions and a Platinum Equity portfolio company, since September 2019. From November 2013 to August 2019, Mr. Geldmacher served as president and CEO of Artesyn Embedded Technologies, a joint venture between Emerson Electric Company and Platinum Equity. Between 2007 and 2013, Mr. Geldmacher served as Executive Vice President of Emerson Electric Company and President of Emerson Network Power’s Embedded Computing & Power Group, which designed, manufactured and distributed embedded computing and power products, systems and solutions. From 1996 to 2007, he served in a variety of roles of progressive responsibility at Emerson Electric. Mr. Geldmacher currently serves on the board of directors of Seagate Technology plc and Verra Mobility Corporation. Previously, Mr. Geldmacher served on the board of directors of Owens-Illinois, Inc. Pursuant to the terms of Mr. Geldmacher’s employment agreement with the Company, he and the Board have agreed that he will resign from one of his current boards at a time mutually agreed in order for Mr. Geldmacher to comply with the Company’s governance guidelines.

The Company’s Compensation Committee approved the compensation and employment terms for Mr. Geldmacher as set forth in an employment agreement letter. Mr. Geldmacher will receive an annual base salary of $900,000. Mr. Geldmacher will have a target annual incentive compensation opportunity equal to 150% of his annual base salary, with a maximum opportunity of no less than 200% and, for 2020, the payout shall be no less than his pro-rated target incentive amount. Also for 2020, Mr. Geldmacher will be granted a pro-rated long-term incentive award equal valued at $3.097 million at target, 10% of which value will be granted as time-based restricted stock units, 15% as stock options and 25% as performance-based restricted stock units, all of which will vest on the third anniversary of the grant date, and the remaining 50% will be granted as a cash bonus payable following the third anniversary of the grant if Mr. Geldmacher remains employed; provided that Mr. Geldmacher will receive a pro-rated payout of the cash bonus if his employment terminates due to death, disability, termination without cause or resignation for good reason. All of Mr. Geldmacher’s equity awards will vest in full in the event they are not assumed in a change in control or if his employment is terminated without cause or for good reason within 24 months following a change in control.

Mr. Geldmacher will receive a cash sign-on bonus of $2.0 million that will be subject to ratable repayment if he resigns other than for good reason or is terminated for cause before completing 24 months of employment. Mr. Geldmacher is also eligible for a make-whole payment of up to $90,000 if he is required to forfeit a quarterly bonus opportunity with his current employer. Mr. Geldmacher will be eligible for the severance benefits provided to the Company’s other executive officers; provided that Mr. Geldmacher will also be eligible to severance benefits in the event he resigns for good reason. In addition to participating in the Company’s benefits for other employees and executives, Mr. Geldmacher will receive (i) an executive physical benefit valued at up to $5,000 annually, (ii) the right to use a private jet for business and commuting purposes, including a full tax gross-up for any income taxes on such use, (iii) relocation assistance under the Company’s officer level relocation guidelines and reimbursement for temporary housing for up to 12 months and up to $75,000, and (iv) reimbursement of his legal fees related to negotiation and documentation of his employment agreement up to $37,500.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement Letter with Jay Geldmacher dated May 18, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2020	RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Jeannine J. Lane
	Name:	Jeannine J. Lane
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer